Exhibit 19
CERTAIN INFORMATION IDENTIFIED WITH [REDACTED] HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

POLICY, PROCEDURES AND GUIDELINES GOVERNING
SECURITIES TRADES BY COMPANY PERSONNEL

I.PURPOSE
This policy provides guidelines with respect to transactions in the securities of Avis Budget Group, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. Every director, officer1 and employee of the Company has ethical and legal obligations, and every director, officer and employee who is an Access Person (as defined below) has the individual responsibility to comply with this policy.
It is illegal for any director, officer, Access Person or employee of the Company or any subsidiary of the Company to trade in the securities of the Company while in the possession of material nonpublic information about the Company other than pursuant to a pre-existing Rule 10b5-1 Plan (as defined below). It is also illegal for any director, officer, Access Person or employee of the Company to give material nonpublic information to others who may trade on the basis of that information. In order to promote compliance with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) “tipping” or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its directors, officers, Access Persons and employees, members of their families and others living in their households, and investment partnerships and other entities (such as trusts and corporations) over which such directors, officers, Access Persons or employees have or share voting or investment control.
There are no exceptions to this policy, except as specifically noted herein and in the Company’s Cooperation Agreement with SRS Investment Management, LLC, and the other signatories thereto, as amended from time to time. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
II.SCOPE
1    As used herein, “officers” refer to the Section 16 Officers listed on Exhibit A, attached hereto, as may be updated from time to time as further described herein.

A.This policy covers all directors, officers, Access Persons and employees of the Company, members of their families and others living in their households and investment partnerships and other entities (such as trusts and corporations) over which such directors, officers, Access Persons or employees have or share voting or investment control. References to directors, officers, Access Persons and employees in this policy refer to directors, officers, Access Persons and employees of the Company, together with such family members and others living in their household and such entities over which they share voting or investment control, unless the context requires otherwise. The Company may also determine from time to time that other persons should be subject to this policy for a limited period of time, such as contractors, auditors, consultants, or other employees who have access to material nonpublic information and during such periods, such persons shall be deemed to be Access Persons under this policy. Directors, officers, Access Persons and employees are responsible for ensuring compliance by their families, including family members who do not live in their households but whose decisions are subject to their control (i.e., children and parents), and other members of their households and entities over which they exercise voting or investment control.
B.The policy applies to any and all transactions in the Company’s securities, including its Common Stock and options to purchase Common Stock (as described in more detail in Section VI.D hereof), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, debt securities, warrants and options or other derivative securities, including derivative transactions based on the price of any such securities, and including transactions in the Company’s employee benefit and stock plans.
C.For purposes of this policy, “trading in” or “to trade in” shall include entering into any derivative transaction (including options, collars, forward contracts or swaps) in relation to Company securities, or buying or selling any investments (including credit-linked notes) which increase or decrease in value based on the price of the Company’s securities or voluntarily terminating any derivative transactions in relation to Company securities (including by voluntary exercise of an option).
D.The policy will be delivered to all directors, officers, and Access Persons upon its adoption (including the adoption of any revisions) by the Company, and to all new directors, officers, and employees who will be designated as Access Persons at the start of their employment or relationship with the Company. In addition, this policy will be made available for all directors, officers and employees. Upon first receiving a copy of the policy or any revised versions, each director, officer and Access Person must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation(s) of the policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VII.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment if the Company has a reasonable basis to conclude that its policy has been violated. Section 16 Parties, as defined below, may be required to certify compliance with the policy on an annual basis.

E.The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of its policy.
III.SECTION 16 PARTIES; ACCESS PERSONS
A.Section 16 Parties. The Company has designated those persons and entities listed on Exhibit A attached hereto as the directors, officers and entities who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”); each party listed on Exhibit A is referred to herein as a “Section 16 Party.” Section 16 Parties must obtain prior approval of all trades in Company securities from the Securities Trading Compliance Officer in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit A from time to time as necessary to update the list of Section 16 Parties. Each Section 16 Party will notify the Securities Trading Compliance Officer in writing when such Section 16 Party believes that he, she or it no longer is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. If the Company agrees that such Section 16 Party no longer is so subject, or if the Company determines independently that such Section 16 Party no longer is so subject, then such Section 16 Party automatically will be deemed to be removed from Exhibit A effective upon the date when such Section 16 Party is determined no longer to be subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.
B.The Company has designated those persons listed on Exhibit B attached hereto as persons who have regular access to material nonpublic information in the normal course of their duties for the Company (other than Section 16 Parties); each person listed on Exhibit B is referred to herein as an “Access Person.” Access Persons must obtain prior approval of all trades in Company securities from the Securities Trading Compliance Officer in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit B from time to time as necessary to reflect the addition and the resignation or departure of Access Persons.
IV.SECURITIES TRADING COMPLIANCE OFFICER
The Company has designated [REDACTED], Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, as its Securities Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Section 16 Parties or Access Persons in accordance with the procedures set forth in Section VI.C below, except that with respect to the Compliance Officer, any proposed trades must be approved by the Company’s Chief Executive Officer or Chief Financial Officer. The Compliance Officer may consult with outside legal counsel as needed.
In addition to the trading approval duties described in Section VI.C below, the duties of the Compliance Officer will include the following:
A.Administering and interpreting this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.Responding to all inquiries relating to this policy and its procedures.
C.Designating and announcing special trading blackout periods during which no directors, officers, Access Persons or, if applicable on a temporary basis, other employees may trade in Company securities.
D.Providing copies of this policy and other appropriate materials to all current and new directors, officers and Access Persons, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company and making this policy available for all directors, officers and employees.
E.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
F.Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.
G.Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
H.Maintaining the accuracy of the list of Section 16 Parties as attached on Exhibit A and the list of Access Persons as attached on Exhibit B, and updating them periodically as necessary to reflect additions to or deletions.
I.Holding periodic training sessions for Section 16 Parties and Access Persons, as frequently as determined necessary by the Compliance Officer.
J.Approving the adoption of pre-arranged trading plans in compliance with SEC Rule 10b5-1 Plans.
K.Suspending trading under Rule 10b5-1 Plans.
In the event that the Compliance Officer is unable or unavailable to perform such duties, such duties may be performed by such other persons designated by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer.

V.DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A.“MATERIAL” INFORMATION
Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter the total mix of the information in the marketplace about the Company significantly. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•Significant changes in financial or operational performance or liquidity.
•Potential material mergers and acquisitions, tender offers, or material sales or dispositions of Company assets or subsidiaries.
•A pending or proposed joint venture.
•Stock splits, public or private securities/debt offerings, changes in Company dividend policies or amounts, or establishment of a repurchase program for Company securities.
•Bank borrowings or other financing transactions out of the ordinary course.
•Significant litigation, actual or threatened disputes or governmental investigations.
•Major marketing changes.
•Development of a significant new process or service.
•Gain or loss of a significant customer, supplier or finance source.
•A change in the Company’s pricing or cost structure.
•Projections of future earnings or losses, or other earnings guidance.
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance.
•Significant personnel changes, such as changes in senior management or layoffs.
•Significant related party transactions.

•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•The imposition of a ban on trading in Company securities or the securities of another company.

“B.    NONPUBLIC” INFORMATION
Information that has not been disclosed to the public is generally considered to be “nonpublic” information. Information is nonpublic if it has not been widely disseminated to the public. Information generally would be considered widely disseminated if disclosed by the Company through major newswire services, national news services, financial news services, broadcast on widely-available radio or television programs, posted on the investor portion of the Company’s website, or published in widely-available newspapers, magazines, news websites, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. For the purposes of this policy, information will be considered public, i.e., no longer nonpublic, at the opening of trading on the second trading day following the Company’s widespread public release of the information. The term “trading day” means a day when the national stock exchanges are open for trading. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
C.CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE
Any directors, officers, Access Persons or any other employees who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.
VI.STATEMENT OF COMPANY POLICY AND PROCEDURES
A.PROHIBITED AND STRONGLY DISCOURAGED ACTIVITIES
1.Other than pursuant to a pre-existing 10b5-1 Plan, no director, officer, Access Person or employee may trade in Company securities while possessing material nonpublic information concerning the Company. Again, it does not matter that there is an independent, justifiable reason for a purchase or sale; if the director, officer or employee has material nonpublic information, the prohibition still applies.
2.Other than pursuant to a pre-existing Rule 10b5-1 Plan, no Section 16 Party or Access Person may trade in Company securities outside of the applicable “trading windows” described in Section VI.B or during any special trading blackout periods designated by the Compliance Officer.

3.Other than pursuant to a pre-existing Rule 10b5-1 Plan, no Section 16 Party or Access Person may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth in Section VI.C below.
4.Other than pursuant to a pre-existing Rule 10b5-1 Plan, the Compliance Officer may not trade in Company securities unless the trade has been approved by the Company’s Chief Executive Officer or Chief Financial Officer in accordance with the procedures set forth in Section VI.C below.
5.No director, officer, Access Person or employee may trade in any debt securities of the Company admitted to trading on any exchange based in the European Economic Area.
6.No director, officer, Access Person or employee may disclose material nonpublic information concerning the Company to persons within the Company whose jobs do not require them to have that information, or any outside person (including family members, friends, business associates, consulting firms, analysts, individual investors or members of the investment community, and news media), unless (i) required as part of that director’s, officer’s or employee’s regular duties for the Company, (ii) authorized by the Compliance Officer or the Company’s Chief Executive Officer or Chief Financial Officer, or (iii) made in compliance with the Company’s External Communications Policy and not otherwise in contravention of this Policy. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, which may include requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
7.No director, officer, Access Person or employee may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company. “Tipping” can result in civil and criminal penalties as described in Section VII below, even if the director, officer or employee did not trade or benefit from another’s trading. However, directors, officers, Access Persons and employees should advise others not to trade if doing so might violate the law or this policy.
8.No director, officer, Access Person or employee may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as a director, officer or employee, (b) tip or disclose such material nonpublic information concerning such other public company to anyone, or (c) give trading advice of any kind to anyone concerning such other public company while possessing such material nonpublic information about that company. All directors, officers, Access Persons and employees should treat material nonpublic information about such other public companies, including a customer or supplier of the Company, with the same care required with respect to information related directly to the Company.
9.No director, officer, Access Person or employee may assist anyone engaged in any of the above activities.

B.TRADING WINDOWS AND BLACKOUT PERIODS
1.Trading Window for Section 16 Parties and Access Persons. Other than pursuant to a pre-existing 10b5-1 Plan, after obtaining trading approval from the Compliance Officer in accordance with the procedures set forth in Section VI.C below, Section 16 Parties listed on Exhibit A attached hereto and Access Persons listed on Exhibit B attached hereto may trade in Company securities only during the period beginning at the open of trading on the second trading day following the Company’s widespread public release of quarterly or year-end earnings and ending at the close of trading on the fifteenth (15th) calendar day of the third month of each quarter.
2.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Other than pursuant to a pre-existing 10b5-1 Plan, no director, officer, Access Person or employee possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window beginning at the open of trading on the second trading day following the Company’s widespread public release of the information. Depending on the particular circumstances, the Company may determine that a longer or shorter period of time should apply to the release of specific nonpublic information.
3.No Trading During Blackout Periods. Other than pursuant to a preexisting 10b5-1 Plan, no director, officer or Access Person may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No director, officer or Access Person may disclose to any outside third party that a special blackout period has been designated.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a blackout period, but only if (i) the person complies with the procedures applicable to trading during a trading window, as set forth in Section VI.C below, and (ii) demonstrates to the reasonable satisfaction of the Compliance Officer that the person does not possess material nonpublic information. Persons wishing to trade during a blackout period must contact the Compliance Officer for approval at least two business days, or any such longer period that the Compliance Officer determines is appropriate, in advance of any proposed transaction involving Company securities.

C.MANDATORY PROCEDURES FOR APPROVING TRADES
1.Section 16 Parties and Access Persons. Other than pursuant to a preexisting 10b5-1 Plan, no Section 16 Party or Access Person may trade in Company securities, until:
a.The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s).
b.The person trading has certified to the Compliance Officer in writing prior to the proposed trade(s) that
(i)such person is not in possession of material nonpublic information concerning the Company, and
(ii)the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act, and
c.The Compliance Officer has approved the trade(s) in writing.
For the purposes of this Section VI.C, notification or certification in writing shall include such notification or certification via e-mail.
Approval by the Compliance Officer of any proposed trade(s) shall under no circumstances constitute investment advice or absolve any person of trading on the basis of material nonpublic information in violation of the securities laws.
2.No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by Section 16 Parties or Access Persons. The Compliance Officer may reject any trading requests at his or her sole reasonable discretion. If a person seeking pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.
D.EMPLOYEE BENEFIT PLANS
1.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s Employee Stock Purchase Plan (if any) which is used to purchase Company securities pursuant to the employees’ advance instructions. However, if applicable, any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Policy.

2. 401(k) Plan. This Policy does not apply to purchases of Company Securities in any Company stock fund within the Company’s 401(k) plan(s) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under such a 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
3.Stock Option Plans. The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, as well as the sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This policy does not apply to the acquisition of securities through the exercise of stock options granted by the Company, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.
4.Restricted Stock Awards. This policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The policy does apply, however, to any market sale of stock obtained upon the vesting of any restricted stock units.
5.Other Employee Benefit Plans. The trading prohibitions and restrictions set forth in this policy apply to elections regarding contribution levels, investment directions and fund transfers under the Company’s employee benefit plans to the extent they relate to Company securities. No officers or employees may make or change such elections while in the possession of material nonpublic information relating to the Company or of any other public company that is an investment vehicle within such plan.
E.TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts of securities are transactions subject to this policy, and therefore may not be made while the person making the gift is in possession of material nonpublic information or the person making the gift is subject to trading restrictions under this policy unless the gift and the circumstances thereof are approved in advance in writing by the Compliance Officer after consultation with counsel.
Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this policy.

F.OTHER SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the Section 16 Parties or Access Persons engage in certain types of transactions. It therefore is the Company’s policy that no Section 16 Parties or Access Persons may engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
1.Short-Term Trading. Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Section 16 Party who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa). Access Persons are strongly advised not to trade in Company securities on a short-term basis and to hold any Company securities purchased in the open market for a minimum of six months and ideally longer.
2.Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by Section 16 Parties and Access Persons are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
3.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on material nonpublic information and focus a person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities by any Section 16 Party or Access Person, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
4.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, Section 16 Parties and Access Persons are prohibited from engaging in any such transactions.
5.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Section 16 Parties and Access Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
6.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or Access Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a Section 16 Party or Access Person determines that they must use a standing order or limit order, the order should be limited to short duration (no longer than 3 business days) and should otherwise comply with the applicable restrictions and procedures outlined by this policy.
G.OTHER SPECIAL AND PROHIBITED TRANSACTIONS
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Any director, officer, Access Person or employee who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
H.RULE 10b5-1 PLANS
Compliance with the limitations on purchases and sales of the Company’s stock set forth above may be satisfied by entering into long-term “trading plans” with a broker (and with the Company, in some instances), as contemplated by Rule 10b5-1 under the Exchange Act (each, a “Rule 10b5-1 Plan”). Under this rule, a person is not liable for insider trading, even if he or she is aware of material, nonpublic information at the time of the trade, if he or she can demonstrate that the material, nonpublic information was not a factor in the trading decision. Trading plans that meet certain criteria enable Section 16 Parties and Access

Persons to demonstrate that material, nonpublic information was not a factor in the trading decision. Section 16 Parties and Access Persons that wish to enter into a trading plan must adhere to the following:
1.The Rule 10b5-1 Plan must be a written plan and must be approved in advance by the Compliance Officer (the Compliance Officer should have at least 5 business days to review the proposed Rule 10b5-1 Plan).
2.Section 16 Parties and Access Persons may enter a trading plan only at time when such Section 16 Party or Access Person is unaware of any material, nonpublic information regarding the Company.
3.The Rule 10b5-1 Plan must either (a) expressly specify the amount, price and date of the transactions to be undertaken or (b) provide a written formula, algorithm, etc. for determining such amounts, prices and dates of sale.
4.In no way is the Section 16 Party or Access Person permitted to have any influence over the purchases or sales of securities under the trading plan.
5.The Company must be authorized to require the Section 16 Parties and Access Persons to instruct the broker to cease all sales under the Rule 10b5-1 Plan if the board of directors of the Company determines that sales under such trading plan(s) should be suspended in connection with certain events (for example, a public or private offering of the Company’s securities).
6.The first trade made under the Rule 10b5-1 Plan after its adoption or modification may not take place until the expiration of a cooling-off period consisting of (a) for Section 16 Parties, the later of (i) 90 days and (ii) two business days following the filing of the quarterly or annual report covering the fiscal quarter in which the Rule 10b5-1 was adopted or modified (subject to a maximum of 120 days after adoption or modification of the Rule 10b5-1 Plan) and (b) for Access Persons, 30 days after the adoption or modification of the Rule 10b5-1 Plan.
7.The Rule 10b5-1 Plan must at all times comply with all applicable requirements of Rule 10b5-1 under the Exchange Act, as may be amended from time to time.
VII.POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
A.CIVIL AND CRIMINAL PENALTIES
The consequences of prohibited insider trading or tipping can be severe. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. The SEC and the stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million and serve a jail term of up to twenty years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
B.COMPANY DISCIPLINE
Violation of this policy or federal or state insider trading or tipping laws by any director, officer, Access Person or employee may subject a director to dismissal proceedings and an officer, Access Person or employee to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
C.REPORTING OF VIOLATIONS
Any director, officer, Access Person or employee who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other director, officer, Access Person or employee, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with outside counsel (if appropriate), will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
VIII.INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer. The Compliance Officer may be reached by calling [REDACTED].

Avis Budget Group, Inc.
Re:    Policy, Procedures And Guidelines Governing Securities Trades By Company Personnel
Ladies and Gentlemen:
Enclosed is a copy of the Policy, Procedures and Guidelines Governing Securities Trades by Company Personnel (the “Policy”). PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider trading and tipping can be drastic to both you and the Company.
To show that you have read the Policy and agree to be bound by them, please sign and return the attached copy of this letter to your local human resources representatives as soon as possible.
Very truly yours,

CERTIFICATION
The undersigned certifies that the undersigned has read, understands and agrees to comply with the Policy, Procedures and Guidelines Governing Securities Trades by Company Personnel (the “Policy”) of Avis Budget Group, Inc. (the “Company”). The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its Policy.

ENTITY:	INDIVIDUAL:

Printed name of entity:	_________________________________
(Signature)
_________________________________	Printed name:_____________________
Date signed:_______________________
By:______________________________
Printed name:______________________
Title:_____________________________
Date signed:_______________________

Avis Budget Group, Inc.
APPLICATION AND APPROVAL FORM FOR TRADING
BY SECTION 16 PARTIES AND ACCESS PERSONS

Name:_____________________________________________________________________________________________________________________________________________________________________________________________________________________________

Title:______________________________________________________________________________________________________________________________________________________________________________________________________________________________

Proposed Trade Date:_________________________________________________________________________________________________________________________________________________________________________________________________________________

Type of Security to be Traded:__________________________________________________________________________________________________________________________________________________________________________________________________________

Type of Trade (Purchase/Sale):__________________________________________________________________________________________________________________________________________________________________________________________________________

Number of Shares or Other Securities to be Traded:__________________________________________________________________________________________________________________________________________________________________________________________

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION
While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:
•Significant changes in financial or operational performance or liquidity.
•Potential material mergers and acquisitions, tender offers, or material sales or dispositions of Company assets or subsidiaries.
•A significant pending or proposed joint venture.
•Stock splits, public or private securities/debt offerings, changes in Company dividend policies or amounts, or establishment of a repurchase program for Company securities.
•Bank borrowings or other financing transactions out of the ordinary course.
•Significant litigation, actual or threatened disputes or governmental investigations.
•Major marketing changes.
•Development of a significant new process or service.
•Gain or loss of a significant customer, supplier or finance source.
•A significant change in the Company’s pricing or cost structure.
•Projections of future earnings or losses, or other earnings guidance.
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance.

•Significant personnel changes, such as changes in senior management or lay-offs.
•Significant related party transactions.
•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•The imposition of a ban on trading in Company securities or the securities of another company.

Avis Budget Group, Inc.
CERTIFICATION
I, (please print name) ______________________________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning Avis Budget Group, Inc. (the “Company”), as defined in the Company’s “Policy, Procedures and Guidelines Governing Securities Trades by Company Personnel” (the “Policy”), and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause. I further understand that this policy continues to apply to transactions in Company securities even after termination of service to the Company, and if I possess material non-public information after termination of service to the Company, I may not trade in Company securities until that information has become public or is no longer material.

_____________________________________________________
(Signature)

Date signed: ___________________________________________
SECURITIES TRADING COMPLIANCE OFFICER REVIEW AND DECISION
The undersigned hereby certifies that the Compliance Officer of the Company has reviewed the foregoing application and (Compliance Officer to initial one of the following):
_________ APPROVES the proposed trade(s).
_________DOES NOT APPROVE the proposed trade(s).

_____________________________________________________
(Signature)
Compliance Officer (or Designee)

Date signed: ___________________________________________

Avis Budget Group, Inc.
Securities Trading Compliance Program - Preclearance Checklist

Individual Proposing to Trade:	____________________________________________________
Compliance Officer:	____________________________________________________
Proposed Trade:	____________________________________________________
Date:	____________________________________________________
•Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
•Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions. Ensure that no matching purchase or sale has occurred in the past six months (or is likely to occur in the next six).
Also, ensure that a Form 4 has been or will be completed and will be timely filed.
•Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call, equity swap, derivative or other prohibited or strongly discouraged transaction.
•Rule 144 Compliance. Confirm that:
•Current public information requirement has been met
•Shares are not restricted or, if restricted, the applicable holding period has been met
•Volume limitations are not exceeded (confirm the individual is not part of an aggregated group)
•The manner of sale requirements have been met
•The Notice on Form 144 has been completed and filed
•Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, and (ii) the Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the inside information.